MAYTAG CORPORATION

                                   Exhibit 21

                     List of Subsidiaries of the Registrant.













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                               MAYTAG CORPORATION

                                   Exhibit 21

                     List of Subsidiaries of the Registrant.


The following schedule lists the subsidiaries of Maytag Corporation, a Delaware corporation, as of December 31, 1995.

                                                   State or Country
Corporate Name                                     of Organization

D.N. Holdings, Inc.                                Delaware
 Dixie-Narco Inc.                                  West Virginia
Maytag Financial Services Corporation              Delaware
Maytag Foreign Sales Corporation                   Virgin Islands
The Hoover Company                                 Delaware
Maytag International Inc.                          Delaware
 Maharashtra Investment, Inc.                      Delaware
Hoover Holdings Inc.                               Delaware
 Hoover Mexicana S.A. de C.V.                      Mexico
 Juver Industrial S.A. de C.V.                     Mexico
 Maytag International Limited                      United Kingdom
 Maytag Ltd.                                       Canada
 Maytag Worldwide N.V.                             The Netherlands Antilles

NOTE:  Ownership in subsidiaries is 100% unless otherwise indicated.

Other subsidiaries in the aggregate would not constitute a significant subsidiary.